SILICON PRAIRIE FBO AGREEMENT

This For the Benefit ("FBO") Agreement (the "Agreement"), is made and entered into on January 21, 2025 (the "Effective Date"), by and between Silicon Prairie Registrar and Transfer LLC ("SPRT" or "Vendor"), Algernon NeuroScience Inc. ("Issuer) and Netcapital Securities Inc. ("Broker-Dealer"). Each party to this Agreement may be referred to individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, Silicon Prairie Portal & Exchange LLC ("SPPX" or "Affiliate") provides an internet-based investment software platform ("Platform") that Broker-Dealer and Issuer will access under authorization from Vendor; and

WHEREAS, the Parties desire that SPRT and SPPX make such platform and related services available to Broker-Dealer and Issuer under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1 Definitions

As used in this Agreement, the following terms shall have the following meaning:

a. "Content" means the visual information, documents, software, products, and services contained or made available to Issuer in the course of using the Service (as defined hereinafter).

b. "Issuer User Account" means the account maintained by Issuer's users, which includes any related login credentials and certain Issuer Data provided or submitted by Issuer's users in the course of using the Service.

c. "Issuer Data" means any data, information, or material provided or submitted by Issuer or by third-party users in the course of using the Service.

d. "Intellectual Property Rights" means any unpatented inventions, patent applications, patents, design rights, copyrights, trademarks, service marks, trade names, domain name rights, mask work rights, know-how, and other trade secret rights, and all other intellectual property rights, derivatives thereof, and forms of protection of a similar nature anywhere in the world.

e. "SPRT Technology" means all of SPRT's proprietary technology (including software, hardware, products, processes, algorithms, user interfaces, know-how, techniques, designs, and other tangible or intangible technical material or information) made available to Issuer by SPRT in providing the Service.

f. "Service(s)" means SPRT's investment platform (the "Software Platform"), developed, operated, hosted, and maintained by SPRT, or ancillary online or offline products and services provided to Issuer by SPRT, to which Issuer is being granted access under this Agreement, including the SPRT Technology and the Content. The Services are further described in the documentation set forth in Appendix B.

g. "User(s)" means Broker-Dealer and Issuer employees, representatives, consultants, contractors, agents, or prospective investors who are authorized to use the Service and have been supplied user identifications and passwords by Issuer (or by SPRT at Issuer's request).

2 Provision of Services

a. Subject to the terms and conditions set forth in this Agreement (including any appendices), during the term of this Agreement, SPRT agrees to provide the Services and provide authorization to Issuer and its Users with access and rights to use the Services subject to the fees set forth on Appendix A, attached hereto.

b. Appendix A may be modified by the mutual written consent of the parties, in a form expressly amending such Appendices, to expand, limit or otherwise modify the scope of the Services provided hereunder.

3 Access to Software Platform and Restrictions

a. SPRT hereby authorizes Issuer to access and use the Service, solely for Issuer's own business purposes, subject to the terms and conditions of this Agreement. All rights not expressly granted to Issuer are reserved by SPRT.

4 Issuer Responsibilities

a. Issuer is responsible for all activity occurring under Issuer's User Accounts and shall abide by all applicable local, state, national, and foreign, laws, treaties and regulations in connection with Issuer's use of the Service, including those related to data security and privacy, international communications, and the transmission of technical or personal data.

b. Issuer shall: (i) notify SPRT immediately of any unauthorized use of any password or account or any other known or suspected breach of security; (ii) report to SPRT immediately and use reasonable efforts to stop immediately any copying or distribution of Content that is known or suspected by Issuer or Issuer Users; and (iii) not impersonate another SPRT user or provide false identity information to gain access to or use the Service.

c. Issuer shall not (i) license, sublicense, sell, resell, transfer, assign, distribute, or otherwise commercially exploit or make available to any third party the Service or the Content in any way; (ii) modify or make derivative works based upon the Service or the Content; (iii) "frame" or "mirror" any Content on any other server or wireless or Internet-based device; or (iv) reverse engineer or access the Service in order to (a) build a competitive product or service, (b) build a product using similar ideas, features, functions or graphics of the Service, or (c) copy any ideas, features, functions or graphics of the Service.

5 Account Information and Issuer Data

a. Issuer, not SPRT, shall have sole responsibility for the accuracy, quality, integrity, legality, reliability, appropriateness, and intellectual property ownership or right to use of all Issuer Data, and SPRT shall not be responsible or liable for the deletion, correction, corruption, destruction, damage, loss or failure to store any Issuer Data. In the event this Agreement is terminated (other than by reason of Issuer's breach), SPRT will make available to Issuer a file of the Issuer Data within thirty (30) days of termination if Issuer so requests at the time of termination.

b. SPRT reserves the right to withhold, remove, and/or discard Issuer Data without notice for any breach, including, without limitation, Issuer's non-payment. Upon termination for cause, Issuer's right to access or use Issuer Data immediately ceases, and SPRT shall have no obligation to maintain or forward any Issuer Data.

6 Intellectual Property Ownership

a. SPRT (and its affiliated entities, where applicable) shall retain all right, title, and interest, including all related Intellectual Property Rights, in and to the SPRT Technology, the Content and the Service and any suggestions, ideas, enhancement requests, feedback, recommendations, or other information provided by Issuer or any other party relating to the Service.

b. Issuer shall retain all rights, title, and interest, including Intellectual Property Rights to their products and services, including brand name, logo, product names, and services names.

c. This Agreement is not a sale or license and does not convey to Issuer any rights of ownership in or related to the Service, the SPRT Technology or the Intellectual Property Rights owned by SPRT. SPRT's name, SPRT's logo, and the product names associated with the Service are trademarks of SPRT or third parties, and no right or license is granted to use them.

7 Third-Party Goods and Services

a. Issuer may enter into correspondence with, and utilize the services from, third party service providers whose services are embedded into, or linked from, our Service offering. Any such activity, and any terms, conditions, warranties, or representations associated with such activity, is solely between Issuer and the applicable third-party. SPRT shall have no liability, obligation, or responsibility for any such correspondence, purchase, or utilization between Issuer and any such third- party. SPRT does not endorse any sites on the Internet that are linked through the Service. In no event shall SPRT be responsible for any content, products, or other materials on or available from such sites.

b. Issuer acknowledges that certain third party providers of ancillary software, hardware, or services may require Issuer's agreement to additional or different license or other terms prior to Issuer's use of or access to such software, hardware or services.

8 Term and Termination

a. This Agreement is effective as of the Effective Date and will remain in effect until terminated by SPRT or Issuer within 30 days' notice.

b. SPRT may terminate Issuer's access to all or any part of the Services at any time, with or without cause, with or without notice, with immediate effect.

c. Issuer may terminate this Agreement at any time, with or without cause, with notice upon filing an amended regulatory form designating another intermediary, with immediate effect.

d. Any breach of Issuer's payment obligations or unauthorized use of the SPRT Technology or Service including but not limited to violations of NACHA ACH rules will be deemed a material breach of this Agreement. SPRT, in its sole discretion, may terminate Issuer's password, account, or use of the Service if Issuer breaches or otherwise fails to comply with this Agreement.

9 Payment of Fees

a. Issuer shall make payment to SPRT for the Services at the rates and terms agreed to in Appendix A of this Agreement.

b. All payment obligations are non-cancelable and all amounts paid are nonrefundable. Issuer shall provide SPRT with valid credit card, cash, check, or other approved payment information as a condition to signing up for the Service.

c. SPRT will issue an invoice to Issuer as set forth in Appendix A. SPRT's fees are exclusive of all taxes, levies, or duties imposed by taxing authorities, and Issuer shall be responsible for payment of all such taxes, levies, or duties, excluding only U.S. (federal or state) taxes based solely on SPRT's income.

d. Issuer agrees to provide SPRT with complete and accurate billing and contact information. This information includes Issuer's legal company name, street address, email address, and name and telephone number of an authorized billing contact. Issuer agrees to update this information within thirty (30) days of any change to it. If the contact information Issuer has provided is false or fraudulent, SPRT reserves the right to terminate or suspend Issuer's access to the Service in addition to any other legal remedies.

e. If Issuer believes its invoice is incorrect, Issuer must contact SPRT in writing within sixty (60) days of the invoice date of the invoice containing the amount in question to be eligible to receive an adjustment or credit.

10 Nonpayment and Suspension

a. In addition to any other rights granted to SPRT herein, SPRT reserves the right to suspend or terminate this Agreement and Issuer's access to the Service if Issuer fails to timely pay Vendor as set forth in this Agreement. Issuer will continue to be charged during any period of suspension. If Issuer or SPRT terminates this Agreement, Issuer will be obligated to pay all remaining amounts owed to SPRT in accordance with Sections 8 and 9 above.

b. SPRT reserves the right to impose additional fees in the event Issuer is suspended and thereafter requests reinstated access to the Service.

11 Representations and Warranties, Indemnification, and Disclaimers

a. Each Party represents and warrants that it has the legal power and authority to enter into this Agreement. SPRT represents and warrants that it will provide the Service in a manner consistent with general industry standards reasonably applicable to the provision thereof and that the Service will perform substantially in accordance with Appendix B under normal use and circumstances.

b. Issuer represents and warrants that Issuer has not falsely identified Issuer nor provided any false information to gain access to the Service and that Issuer's billing information is correct.

c. Issuer shall indemnify, defend, and hold SPRT and its parent organizations, subsidiaries, affiliates, officers, governors, employees, attorneys, and agents harmless from and against any and all claims, costs, damages, losses, liabilities, and expenses (including attorneys' fees and costs) arising out of or in connection with: (i) a claim alleging that use of the Issuer Data infringes the rights of, or has caused harm to, a third party; (ii) a claim, which if true, would constitute a violation by Issuer of Issuer's representations and warranties; or (iii) a claim arising from the breach by Issuer or Issuer Users of this Agreement, provided in any such case that SPRT (a) gives written notice of the claim promptly to Issuer; (b) gives Issuer sole control of the defense and settlement of the claim (provided that Issuer may not settle or defend any claim unless Issuer unconditionally releases SPRT of all liability and such settlement does not affect SPRT's business or Service); (c) provides to Issuer all available information and assistance; and (d) has not compromised or settled such claim.

d. SPRT shall indemnify, defend, and hold Issuer and Issuer's parent organizations, subsidiaries, affiliates, officers, directors, governors, managers, employees, attorneys, and agents harmless from and against any and all claims, costs, damages, losses, liabilities, and expenses (including attorneys' fees and costs) arising out of or in connection with: (i) a claim alleging that the Service directly infringes a copyright, patent issued as of the Effective Date, or a trademark of a third party; (ii) a claim, which if true, would constitute a violation by SPRT of its representations or warranties; or (iii) a claim arising from breach of this Agreement by SPRT; provided that Issuer (a) promptly gives written notice of the claim to SPRT; (b) gives SPRT sole control of the defense and settlement of the claim (provided that SPRT may not settle or defend any claim unless it unconditionally releases Issuer of all liability); (c) provides to SPRT all available information and assistance; and (d) has not compromised or settled such claim. SPRT shall have no indemnification obligation, and Issuer shall indemnify SPRT pursuant to this Agreement, for claims arising from any infringement arising from the combination of the Service with any of Issuer products, service, hardware or business process(s).

e. SPRT MAKES NO OTHER REPRESENTATION, WARRANTY, OR GUARANTY AS TO THE RELIABILITY, TIMELINESS, QUALITY, SUITABILITY, TRUTH, AVAILABILITY, ACCURACY, OR COMPLETENESS OF THE SERVICE OR ANY CON- TENT. SPRT DOES NOT REPRESENT OR WARRANT THAT (A) THE USE OF THE SERVICE WILL BE SECURE, TIMELY, UNINTERRUPTED, OR ERROR-FREE OR OPERATE IN COMBINATION WITH ANY OTHER HARDWARE, SOFTWARE, SYSTEM, OR DATA; (B) THE SERVICE WILL MEET ISSUER'S REQUIREMENTS OR EXPECTATIONS; (C) ANY STORED DATA WILL BE ACCURATE OR RELIABLE; (D) THE QUALITY OF ANY PRODUCTS, SERVICES, INFORMATION, OR OTHER MATERIAL PURCHASED OR OBTAINED BY ISSUER THROUGH THE SERVICE WILL MEET ISSUER'S REQUIREMENTS OR EXPECTATIONS; (E) ERRORS OR DEFECTS WILL BE CORRECTED; OR (F) THE SERVICE OR THE SERVER(S) THAT MAKE THE SERVICE AVAILABLE ARE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS. THE SERVICE AND ALL CONTENT IS PROVIDED TO ISSUER STRICTLY ON AN "AS IS" BASIS. ALL CONDITIONS, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD-PARTY RIGHTS, ARE HEREBY DISCLAIMED TO THE MAXIMUM EXTENT PER- MITTED BY APPLICABLE LAW BY SPRT.

f. SPRT'S SERVICES MAY BE SUBJECT TO LIMITATIONS, DELAYS, AND OTHER PROBLEMS INHERENT IN THE USE OF THE INTERNET AND ELECTRONIC COMMUNICATIONS. SPRT IS NOT RESPONSIBLE FOR ANY DELAYS, DELIVERY FAILURES, OR OTHER DAMAGE RESULTING FROM SUCH PROBLEMS.

12 Limitation of Liability

a. IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY EXCEED THE AMOUNTS ACTUALLY PAID BY AND/OR DUE FROM ISSUER IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH CLAIM. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO ANYONE FOR ANY INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL, OR OTHER DAMAGES OF ANY TYPE OR KIND (INCLUDING LOSS OF DATA, REVENUE, PROFITS, USE, OR OTHER ECONOMIC ADVANTAGE) ARISING OUT OF, OR IN ANY WAY CON- NECTED WITH THIS SERVICE, INCLUDING BUT NOT LIMITED TO THE USE OR INABILITY TO USE THE SERVICE, OR FOR ANY CONTENT OBTAINED FROM OR THROUGH THE SERVICE, ANY INTERRUPTION, INACCURACY, ERROR, OR OMISSION, REGARDLESS OF CAUSE IN THE CONTENT, EVEN IF THE PARTY FROM WHICH DAMAGES ARE BEING SOUGHT HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

b. Certain states and/or jurisdictions do not allow the exclusion of implied warranties or limitation of liability for incidental, consequential, or certain other types of damages, so the exclusions set forth above may not apply to Issuer.

13 Local Laws and Export Control; Securities Compliance

SPRT makes no representation that the Service is appropriate or available for use in other locations outside of the United States. Issuer is solely responsible for compliance with all applicable laws, including all state and federal securities laws, and without limitation export and import regulations of other countries.

14 Notice

SPRT may give notice by means of a general notice on the Service, email to Issuer address on record in SPRT's account information, or by written communication sent by first class mail or pre-paid post to Issuer address on record in SPRT's account information. Such notice shall be deemed to have been given upon the expiration of 48 hours after mail carriers official postmark (if sent by first class mail or pre-paid post) or 12 hours after electronic date reflected in the emailed notice (if sent by email). Issuer may give notice to SPRT (such notice shall be deemed given when received by SPRT) at any time by any of the following: letter delivered by nationally recognized overnight delivery service or first class postage prepaid mail to SPRT at the following address:

Silicon Prairie Registrar & Transfer LLC
Attn: Jade A Barker
475 Cleveland Ave Suite 315
St. Paul, MN 55104

15 Modification of Terms

SPRT reserves the right to modify the terms and conditions of this Agreement or its policies relating to the Service at any time, effective upon the posting of an updated version of this Agreement on the Service. Issuer is responsible for regularly reviewing this Agreement. Continued use of the Service following a period of thirty (30) days after any such changes shall constitute Issuer's consent to such changes.

16 Assignment; Change in Control

This Agreement may not be assigned by Issuer or SPRT without the prior written approval of the other party, which shall not be unreasonably withheld, but may be assigned without Issuer's consent by SPRT to (i) a parent or subsidiary, (ii) an acquirer of assets, or (iii) a successor by merger. Any purported assignment in violation of this section shall be void. Any actual or proposed change in control of Issuer that results or would result in a direct competitor of SPRT directly or indirectly owning or controlling 50 percent or more of Issuer shall entitle SPRT to terminate this Agreement for cause immediately upon written notice.

17 General

1. This Agreement shall be governed by Minnesota law and controlling U.S. federal law, without regard to the choice or conflicts of law provisions of any jurisdiction, and any disputes, actions, claims, or causes of action arising out of or in connection with this Agreement or the Service shall be subject to the exclusive jurisdiction of the state and federal courts located in Hennepin County, State of Minnesota.

2. No text or information set forth on any other purchase order, preprinted form, or document shall add to or vary the terms and conditions of this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then such provision(s) shall be construed, as nearly as possible, to reflect the intentions of the invalid or unenforceable provision(s), with all other provisions remaining in full force and effect. No joint venture, partnership, employment, or agency relationship exists between Issuer and SPRT as a result of this agreement or use of the Service. The failure of SPRT to enforce any right or provision in this Agreement shall not constitute a waiver of such right or provision unless acknowledged and agreed to by SPRT in writing. This Agreement comprises the entire agreement between Issuer and SPRT and supersedes all prior or contemporaneous negotiations, discussions or agreements, whether written or oral, between the Parties regarding the subject matter contained herein.

IN WITNESS WHEREOF, the Parties have executed this FBO Agreement as of the Effective Date.

SILICON PRAIRIE REGISTRAR AND TRANSFER LLC ("SPRT"):

BY: /s/ David V Duccini

Name: David V Duccini

Title: Founder and CEO

ISSUER: ALGERNON NEUROSCIENCE INC.

BY: /s/ James Kinley

Name: James Kinley

Title: CFO
Email: james@algernonpharmaceuticals.com

BROKER-DEALER: NETCAPITAL SECURITIES INC.

By: /s/ Alexandria Fisher

Name: Alexandria Fisher

Title: CEO and CCO
Email: alex@netcapitalsecurities.com

APPENDIX A
Schedule of Fees

Issuer use of FBO:
Onboarding Setup: $500 FBO Setup Fee

Read-Only Access Can Be Granted

APPENDIX B
Description / Documentation of Services Included and Excluded

Services Included

For the Benefit ("FBO") bank account setup, monitoring, and reporting.

APPENDIX C
FBO Account Authorization Letter

Algernon NeuroScience Inc. ("Issuer") hereby authorizes Silicon Prairie Registrar & Transfer LLC. ("SPRT") to initiate the creation of a bank account (the "FBO Account") for the benefit of Issuer at Luminate Bank ("Bank"), pursuant to that certain Third-Party Sender ACH Agreement between SPRT and Bank, and authorizes SPRT to originate entries on behalf of the Issuer to the Receiver's account; specifically amounts contributed from investors to Issuer to be held in escrow for the benefit of Issuer. This authorization shall remain in full force and effect until SPRT has received written notification from Issuer of its termination in such time and in such manner as to afford SPRT a reasonable opportunity to act on such notification.

ASSIGNMENT: Issuer hereby assigns to SPRT its rights and management of the FBO Account during the term of the engagement, which is defined as commencing from the effective date of the Offering with the Securities Exchange Commission ("SEC") and concluding at the final close of its Offering. Issuer expressly authorizes SPRT to add its name to such agreement as an FBO. SPRT will be granted access to the escrow account for the sole purpose of monitoring deposits and reconciling them with investment commitments made on Netcapital.

DISBURSEMENT: Issuer understands that no funds can be disbursed at the sole direction of SPRT via the Escrow Agent until all conditions have been satisfied:

1 The Issuer raises its stated minimum amount if any as documented in its offering documents, and

2 Each investor who has made an investment commitment to the Issuer's offering has signed Issuer Investor Agreement.

SPRT will aid in the collection of signed subscription agreements and verify receipt prior to the disbursements of any funds from the escrow account. Signed subscription agreements can be obtained through the platform using e-signatures. Issuer will be responsible for placing a digital signature on file with SPRT to be used for the sole and express purpose of countersigning subscription agreements on Issuer's behalf.

Issuer understands that all funds disbursed will be subject to transfer via an approved payment method, including but not limited to ACH, bank draft or wire transfer and will be subject to any fees required per method, to be deducted from funds held in escrow.

RESCIND: Issuer understands that investors have the right to rescind their investment pledges up to 48 hours prior to the close of the offering and receive a full refund of all funds without fee. SPRT will direct Escrow Agent to return funds.

RETURNS: Issuer understands that SPRT will direct the Escrow Agent to return funds to investors when:

1 Investment commitments are cancelled per qualifying events

2 Issuer does not complete the offering

CHARGEBACKS: Issuer understands that investors who fund their escrow pledges via ACH can refute such transactions ("CHARGE- BACK") for up to 60 days. In the event an investor initiates an ACH chargeback, Issuer understands funds in the equivalent amount may be held back until the matter is cured at Issuer's expense.

RELEASE. Issuer hereby further agrees to release, indemnify and hold harmless SPRT as administrator of the FBO Account from any claim or demand arising out of the administration of the FBO Account.

COMPLIANCE AND RECORD-KEEPING

Issuer agrees:

(i) To be bound by the Rules of the National Automated Clearing House Association ("Rules");

(ii) To assume the obligations and make the representation and warranties of an "Originator," a "Third Party Service Provider" and/or a "Third Party Sender," as the case may be and as such terms are defined under the Rules;

(iii) To restrict the ACH transactions to Prearranged Debit or Credit (PPD) and / or Cash Concentration and Disbursement Debit or Credit (CCD) entries;

(iv) To receive and maintain proper authorization from the "Receiver" for each "Entry" initiated on behalf of the Issuer, as such terms are defined under the Rules;

(v) To be exposed to a limit and be subject to procedures for Third Party Sender to review and adjust the exposure limit periodically;

(vi) To allow Third Party Sender to conduct regular audits of the Issuer;

(vii) To not originate entries that are not in compliance with the laws of the United States.